Exhibit 10.15
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.
     CONFIDENTIAL
EXECUTION COPY

COMMERCIAL SUPPLY AGREEMENT

BETWEEN

CMC ICOS BIOLOGICS, INC.

and

MACROGENICS, INC.

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                                CONFIDENTIAL

EXECUTION COPY

CONTENTS

CONTENTS    2

1.    DEFINITIONS AND INTERPRETATION    4

2.    MANUFACTURING SUPPLY AND APPLICABLE STANDARDS    14

3.    RAW MATERIALS, CUSTOMER MATERIALS AND EQUIPMENT    15

4.    TIMELINE, SPECIFICATION AND PROJECT MANAGEMENT    16

5.    FORECASTS, ORDERS, MANUFACTURING CAPACITY AND FAILURE TO SUPPLY18

6.    DELIVERY AND EXAMINATION    25

7.    BATCH PRICE, PAYMENT TERMS AND MILESTONE PAYMENTS    28

8.    CUSTOMER AUDITS, REGULATORY INSPECTIONS & MATTERS    30

9.    WARRANTIES    33
10.    CONFIDENTIAL INFORMATION    35
11.    INTELLECTUAL PROPERTY    37
12.    INDEMNITIES AND LIABILITY    39
13.    PRODUCT RECALL    42
14.    TERM AND TERMINATION    43
15.    TECHNOLOGY TRANSFER    46
16.    FORCE MAJEURE    47
17.    APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION    48
18.    MISCELLANEOUS    48
APPENDIX ONE    53
APPENDIX TWO    54

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APPENDIX THREE    56

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THIS COMMERCIAL SUPPLY AGREEMENT is made as of December 11, 2017 (the “Effective Date”).

BETWEEN

(1)    CMC ICOS BIOLOGICS, INC., duly incorporated under the laws of the state of Washington and having its principal place of business at 22021 20th Ave SE, Bothell, Washington, USA (hereinafter referred to as "CMC"); and,

(2)    MACROGENICS, INC., duly incorporated under the laws of the state of Delaware and having its principal place of business at 9704 Medical Center Drive, Rockville, MD 20850 (hereinafter referred to as "Customer").

CMC and Customer may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

(A)    Customer is engaged in the research, development, manufacture and sale of pharmaceuticals and biologics, including the product designated by Customer as margetuximab ("MGAH22");

(B)    CMC and Customer have previously entered into a Master Services Agreement for the development and manufacture (for clinical evaluation) of MGAH22;

(C)    In addition to development and scale-up activities, CMC also provides commercial manufacturing activities for biological products to pharmaceutical and biotechnology companies; and

(D)    Customer wishes to contract with CMC for the provision of the commercial supply of Product (as defined below) as more clearly defined by the Services (as defined below); and

(E)    CMC is willing to provide the Services to the Customer on the terms and conditions set out in this Agreement in exchange for the Batch Price.

NOW THEREFORE, THE PARTIES AGREE as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1    For the purposes of this Agreement, the terms defined in this clause shall have the respective meanings set forth below.

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"Affiliate"
any company, partnership or other entity which directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with a Party. For the purpose of this definition control means the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital in such company, partnership or entity or the legal power to control the general management and policies of such company, partnership or entity;

"Agreement"	this Agreement including all Appendices and any amendments to the foregoing made in accordance with this Agreement;
"Appendix" or "Appendices"	one or more of the Appendices to this Agreement;
“Applicable Laws”
all applicable ordinances, rules, regulations, laws, guidelines, requirements and court orders of any kind whatsoever of any national (e.g., the FDA, EPA, etc,), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity of the US or EU applicable to the Services;

“Authority Submission”	has the meaning set out in Clause 8.3;
"Batch"
BDS that is intended to be of uniform character and quality, within specific limits, and is produced in one cell culture run using the Cell Line at a specified bioreactor scale, and such purification, analytical and further processing steps as described in a Work Statement applicable to the BDS harvested from that run resulting in one lot of BDS;

“Batch Price”	the price payable for each Batch as initially described in the Appendix Two and as may be amended by agreement between the Parties or by operation of Clause 7;
“Binding Batch”	has the meaning set out in Clause 5.8;
“BLA”
a Biologics License Application and any amendments or supplements thereto filed with the FDA pursuant to 21
C.F.R. Part 601 or any other application required for the purpose of marketing and selling a biological product filed with a Regulatory Authority outside the United States, including with respect to the EU a Marketing Authorization Application;

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“Bulk Drug Substance or BDS”	means the Product in bulk, as expressed by the Cell Line and harvested and purified in bulk from a cell culture run pursuant to the applicable Process;
"Business Day" “Calendar Day” “Calendar Quarter”	any day which is not a Saturday, a Sunday or a U.S. public holiday; any day; a 3-month period beginning on January 1, April 1, July 1, or October 1 of each year;
“Calendar Year”
a period of time commencing on January 1 and ending on the following December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter, and the last Calendar Year during the Term shall end upon the expiration of the Term;

“Campaign”	a series of Batches manufactured consecutively in accordance with the Process;
“Cancellation Fee” "Cell Line"	has the meaning set out in Clause 5.10; the mammalian cell line [***] and any progeny clone of the foregoing cell line(s);
"Certificate of Analysis"	CMC’s standard form certificate of analysis confirming that Product to which the certificate relates meets the
Specification and such other criteria as identified on the certificate;
“Certificate of Compliance”	means a document, signed by an authorized representative of CMC, attesting that a particular Batch was manufactured in accordance with cGMP and other Applicable Laws;
"cGMP"
Current Good Manufacturing Practices as promulgated under each of the following as in effect on the Effective Date and as amended or revised after the Effective Date:
(a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210, 211, 600 and 610) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; (b) EudraLex Volume 4;
(c) the ICH guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients;” and (d) any other laws, regulations and statutes set forth by a Government Authority applicable to the manufacture of compounds and products by CMC under this Agreement;

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“Change in Control”
in relation to a body corporate, the occurrence of an event or circumstance where a person who is not presently able to do any of the following things becomes able to do one of the following things (whether directly or indirectly or through one or more intervening persons, companies or trusts):

(a)    control the composition of more than one half of the body's board of directors;

(b)    be in a position to cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the members of the body; or

(c)    hold or have a beneficial interest in more than onehalf of the issued share capital of the body;

"CMC Facility"	CMC’s manufacturing facility in Bothell, Washington or another facility agreed on by the Parties in writing;
“CMC Failure”	has the meaning set out in Clause 13.3;

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"CMC Intellectual Property Rights"	Intellectual Property rights and CMC Know-How owned by CMC and used in the Services;
"CMC Know-How"
all information, techniques, trade secrets, data and technical information known to CMC which is not of general public knowledge, other than provided to CMC by Customer, or developed during the Services;

“Commencement Date”	in respect of a cGMP Batch the date on which (i) [***], or (ii) [***]; whichever is the earlier;
"Commercial Quality Agreement" (QAg)”	the agreement between the Parties defining the quality responsibilities, including cGMP standards, regarding the performance of the Services;
“Commercially Reasonable Efforts”
with respect to CMC, such level of efforts and resources required to carry out an obligation under this Agreement in a sustained manner consistent with the efforts normally used by companies that provide manufacturing and related services in the biopharmaceutical industry, as applicable, of comparable size and resources to CMC, for a similar activity with respect to the scope of Services to be provided under this Agreement;

“Committee Member”	has the meaning set out in Clause 4.9;
"Confidential Information"
means all information disclosed by, or on behalf of, the Disclosing Party to Recipient Party relating to this Agreement and includes:

(I)    information disclosed in writing, orally or by any other means;

(II)    information disclosed before, after or on the date of this Agreement; and

(iii) information relating to the Disclosing Party’s operations, processes, plans, intentions, production information, know how, data, formulae, expertise, methodology, drawings, specifications, design rights, trade secrets, market opportunities

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and business affairs, and any new and novel combinations thereof;
"Customer Intellectual Property Rights"
Intellectual Property rights and Customer Know-How owned by Customer or licensed to Customer by a Third Party covering any aspect of the Services, Cell Line, BDS or materials, techniques or processes used in the Services;

"Customer Know- How"
all information, techniques, trade secrets, data and technical information known to Customer in connection with the Cell Line, Customer Materials, Process and Product which are (i) not known to CMC prior to being provided to CMC by or on behalf of Customer; or (ii) not of general public knowledge;

"Customer Materials"
the Cell Line, vectors, plasmids and all other materials and equipment supplied by Customer, its Affiliate or agent to CMC or made available to CMC by or on behalf of Customer or purchased by CMC on behalf of Customer;

"Defect"	has the meaning in Clause 6.4;
"Defect Notice"	has the meaning in Clause 6.4;
"Deliverables"	the data, results and materials generated from the performance of the Services including Drug History Record and Product;
"Delivery" or "Delivered"	has the meaning in Clause 6.2;
“Delivery Date” “Disputed Deliverable”	means, as applicable, the date a Batch is to be delivered or is actually Delivered; has the meaning in Clause 6.9;
“Drug History Record”
all lot disposition documentation relevant to a cGMP Batch to be provided to Customer with the Product from that cGMP Batch, including but not limited to manufacturing batch records, Certificates of Compliance and Certificates of Analysis;

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"Effective Date"	the date set forth on page 3 as the effective date of this Agreement;
“EMA”	European Medicines Agency or any successor agency;
"Exceptional Batches"	has the meaning in Clause 5.7;
“Existing Agreement” “Facility Modification” “Facility Modification Notice” "FDA”
the Master Services Agreement between the Parties dated June 4, 2014;

has the meaning set out in Clause 4.8;

has the meaning set out in Clause 4.8;

means the United States Food and Drug Administration, or its successor agency;

“Firm Order”	has the meaning set out in Clause 5.3.1;
"Forecast"	has the meaning set out in Clause 5.1;
“Fundamental Change”	means a Change of Control, merger, acquisition or change of management of CMC or Affiliates;
"Group"	in respect of the relevant Party, its Affiliates and holding companies and the Affiliates of those holding companies;
"Intellectual Property"
all intellectual property rights, including, without limitation, patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know- how, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any renewals or extensions;

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"Joint Steering Committee”	has the meaning set out in Clause 4.9;
"Minimum Volumes”	the minimum number of Batches that must be ordered per Calendar Year by Customer as stipulated in Clause 5.3.4;
"Non-Fault Delays"	has the meaning set out in Clause 4.1;
“Order”	a Firm Order or a Semi-Firm Order;
“Other Customers” "Permitted Recipients"
has the meaning set out in Clause 5.12;

(a)    the directors, officers, employees, Testing Laboratories or professional advisers who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information of the other Party for the purpose of enabling the relevant Party to perform its obligations under this this Agreement; and
(b)    in communications with existing or prospective licensees, sublicensees or collaborators, and consultants and advisors of each Party in connection with transactions or prospective transactions or pursuant to the conduct of such Party’s business; provided that in the case of (a) and (b), such Persons are under obligations of confidence no less onerous than those set out in Clause 10 imposed on the recipient Party;

“Person(s)”
any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein;

“PPQ-Batches”	the process performance qualification batches required for registration of the Product.
"Process"	the method for manufacture, harvesting and purification of the Product as defined in Customer approved manufacturing batch records;
"Product"	Customer’s biologic known as margetuximab manufactured in Batch form as Bulk Drug Substance;
"Project Manager”	has the meaning set out in Clause 4.9;

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"Project Team" “Purchase Order”	has the meaning set out in Clause 4.10; has the meaning set out in Clause 5.6.1;
“Quality Release(d)”	certification by CMC’s Quality Department that a Batch of BDS complies with its Specifications as confirmed by release testing;
"Raw Materials"
media, resins, chemicals, solvents, filters, membranes, disposable analytical test kits, disposable bags, and other items consumed for the manufacture of Products in accordance with this Agreement as well as any subcontracted analytical testing performed by Testing Laboratories during the performance of the Services;

“Recall”
any action to withdraw from supply or distribution or to recover title to or possession of quantities of Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market or correction) or the detention or destruction of any Product by any Regulatory Authorities;

“Regulatory Approval”
the approval, license or authorization of the applicable Regulatory Authority necessary for commercialization of the Product, including approval of a Biologics License Application or Market Authorization Application for the
Product;

“Regulatory Approval Submission” “Regulatory Obligations"
the earlier of the first submission of a Biologics License Application or Market Authorization Application for the Product;

those mandatory regulatory requirements applicable in Europe and the United States of America and Canada to the manufacture of cGMP Product for human use;

“Regulatory Authority”
the FDA in the United States or any health regulatory authority in another country in Europe and Canada that is a counterpart to the FDA and holds responsibility for allowing development of the Product and/or granting Regulatory Approval for a Product, including the EMA, and any successor(s) thereto;

“Release For Further Processing”	has the meaning set out in Clause 6.11;

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“Representative(s)	has the meaning set out in Clause 4.10;
"Semi-Firm Order"	has the meaning set out in Clauses 5.3.2 and 5.3.3;
"Services"	manufacturing of the Product by CMC and all activities to be conducted by CMC related to the manufacturing of the Product under this Agreement;
“Shipping Company” "Shipping Guidelines"
a shipping company or other agent designated by Customer to receive a Delivery on behalf of Customer;

the storage and transport guidelines for the Product that are determined by mutual written agreement of the Parties;

“Slot”	in respect of CMC’s cGMP manufacturing suite the period of time the suite is reserved in preparation for and the performance of a Batch;
"Specification"
the specification for the Product as defined in Appendix 1 or as may otherwise be agreed between the Parties or modified in accordance with Clause 4.5 which includes (i) specifications for BDS and Raw Materials, (ii) manufacturing, testing and packaging instructions and specifications for Product in accordance with the Process,
(iii) storage and shipping requirements, and (iv) any other technical information necessary to manufacture a Batch;

"Standard Operating Procedures" or "SOPs"	the standard operating procedures of CMC which define CMC's methods of performing activities applicable to the Services;
“Storage Cost”	has the meaning set out in Clause 7.8;
“Supply Failure”	has the meaning set out in Clause 5.17;
“Term”	the Initial Term (as defined in Clause 14.1) and all Additional Terms (as defined in Clause 14.1);
"Testing Laboratories"	the Third Parties listed in the Quality Agreement which shall conduct testing or provide other services to support Quality Release;
“Timelines”	collectively and individually the dates to manufacture Product and render other Services to Deliver Product according to the Forecast and/or each accepted Commencement Date and Delivery Date;

“Third Party(ies)”	any person, company, organization or entity other than CMC, Customer or their Affiliates;
“Work Statement”	the Work Statement #1 effective between the Parties, dated [***], and all amendments thereto and the subsequent agreement between the Parties, effective [***].

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1.2    Additional Definitions. Each of the following definitions is set forth in the clause of this Agreement indicated below:

Definition:	Clause:
Binding Batches Reserve Payment Producer Price Index	5.8 7.1 7.3

1.3    In this Agreement (except where the context otherwise requires):

1.3.1    any reference to a recital, clause or appendix is to the relevant recital, clause or appendix of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or appendix in which it appears;

1.3.2    the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.3.3    use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.3.4    a reference to a "Party" is a reference to a party to this Agreement and a reference to a "Party" includes a reference to that Party's successors in title, permitted assignees and transferees (if any);

1.3.5    a reference to “records”, “data”, “documents” and “information” refers to such items in tangible, and electronic and visual mediums unless specified to the contrary; and

1.3.6    any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4    The Appendices form an integral part of this Agreement shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Appendices.

1.5    Where there is any inconsistency between the Appendices and the main body of this Agreement, the conflicting terms of the main body of this Agreement shall, unless expressly specified to the contrary, prevail.

2.    MANUFACTURING SUPPLY AND APPLICABLE STANDARDS

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2.1    During the Term CMC shall use Commercially Reasonable Efforts to manufacture Product:
(a)    according to the Process; (b) that meets Specifications; (c) in compliance with Applicable Laws and Regulatory Obligations; and (d) in accordance with the terms of this Agreement and the Commercial Quality Agreement.

2.2    During the Term, CMC shall use Commercially Reasonable Efforts to manufacture Product in the quantity of Batches that are the subject of each Firm Order and Semi-Firm Order pursuant to the forecast mechanism set out in Clause 5 and in accordance with the terms and requirements set out in this Agreement. Customer shall purchase from CMC and CMC shall supply to Customer the Product in the quantity of Batches in accordance with the terms of this Agreement.

2.3    CMC will comply with quality standards as agreed to in the Commercial Quality Agreement.

2.4    CMC shall maintain a completed Drug History Record and such other records as specified in the Commercial Quality Agreement for the period of time specified in the Commercial Quality Agreement. CMC shall retain and store samples of all Quality Released Product for such period as may be required by Applicable Laws and Regulatory Obligations and the Commercial Quality Agreement, which in the absence of a definitive time period shall be [***] from the date of release or Delivery. If the Parties agree, CMC shall retain such samples for a longer period at the Customer's cost.

Third Party Subcontractors
2.5    CMC may subcontract:

2.5.1    to its Affiliates, any part of the Services (provided that the Affiliates may not further subcontract those parts of the Services), with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned);

2.5.2    to Testing Laboratories; and;

2.5.3    to any other reputable qualified Third Party, any part(s) of the Services (provided CMC identifies the specific Services to be performed) with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned).

CMC shall remain responsible for the Services to be rendered by Third Parties to whom it subcontracts and shall ensure such Third Parties perform such subcontracted Services in compliance with the terms and conditions of this Agreement.

3.    RAW MATERIALS, CUSTOMER MATERIALS, AND EQUIPMENT

3.1    CMC shall be responsible for obtaining Raw Materials required for the manufacture of Product in reasonable quantities consistent with the Forecast and Purchase Orders.

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CMC shall ensure that all Raw Materials (i) conform to their respective Specifications; and (ii) are stored and handled in accordance with cGMP, Applicable Laws and Regulatory Obligations and the Commercial Quality Agreement.

3.2    [***]

3.3    CMC will be responsible for risk of loss of Customer Materials while in CMC’s control.

3.4    All equipment acquired by CMC to perform Services for which the entire purchase cost is paid for or charged to Customer, shall be owned by Customer. Customer shall be responsible for all delivery, installation, maintenance (except as provided in the immediately following sentence) and storage costs associated with such equipment. CMC shall use such equipment solely to render the Services and in accordance with Customer’s instructions CMC shall maintain such equipment and be responsible for any damage to (excluding normal wear and tear), or loss or theft of, the equipment while in its possession and shall insure it accordingly, except to the extent such damage, loss or theft is caused by the negligence or wilful misconduct of Customer. Upon termination or expiration of this

Agreement, CMC shall transfer such equipment to Customer at Customer’s cost unless otherwise agreed.

4.    TIMELINE, SPECIFICATION AND PROJECT MANAGEMENT

Timeline
4.1    CMC shall use Commercially Reasonable Efforts to maintain the Timeline. Notwithstanding that obligation, the Parties acknowledge and agree that the Timeline may be varied as agreed by CMC and the Customer in writing in order to accommodate delays or changes caused by or contributed to by (i) actions or omissions of the Customer (or its agents); and/or
(ii) additional activities added to the Services; and/or (iii) Force Majeure Situations or other circumstances beyond CMC's reasonable control ("Non-Fault Delays"). Non-Fault Delays shall exclude delays caused by (i) [***]; (ii) [***]; and/or (iii) [***] (collectively, “Fault-Based Failures”).

4.2    In the event of any Non-Fault Delays, CMC shall update the Timeline as agreed with the Customer and, shall endeavour to keep the revised Timeline as close as possible to the Timeline in its form as it existed immediately prior to the Non-Fault Delays.

4.3    The Timeline may be amended by agreement between CMC and Customer provided that the revised Timeline is set out in writing and agreed by the Project Team.

4.4    Where the Timeline has been amended in accordance with this Clause 4, it shall be automatically binding upon the Parties. CMC shall keep Customer updated as to the current Timeline on a reasonable frequency. Customer may at any time on a

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reasonable basis request an update on the progress of the Services compared to the current Timeline.

Specification, Process & Quantities
4.5    The Specifications shall be amended only as agreed upon in writing by the Parties and signed by an authorized representative of each Party; provided, however, that the Parties agree to cooperate to amend or supplement the Specifications to the extent reasonably necessary to comply with changes in Applicable Laws or as Customer may reasonably request from time to time (provided such request is made in good faith). CMC shall follow the change control procedures set forth in the Commercial Quality Agreement for any proposed changes in the Specifications. For the avoidance of doubt, where the Parties cannot agree to modify, amend or update the Specification, the previous Specification as agreed to by the Parties shall apply.

4.6    For clarity the Parties acknowledge that all quantities of Product derived from a Batch are [***], except to the extent caused by a breach of this Agreement or CMC’s negligence or wilful misconduct.

4.7    CMC shall not make any change to the Process, except by prior written approval of Customer for such change. The Parties agree to cooperate to amend or supplement the Process to the extent reasonably necessary to comply with changes in Applicable Laws and/or Regulatory Obligations. CMC shall follow the change control procedures set forth in the Commercial Quality Agreement for any proposed changes in the Process.

4.8    In the event that CMC intends to change or modify the CMC Facility in a manner that is likely to have an impact on the Process or Product or require submissions to or approvals from any Regulatory Authority related to the Process or Product (“Facility Modification”), CMC [***] and shall work with Customer through the JSC to ensure disruptions to the Timeline and Product Delivery are minimized and impact to the validated state of the Product and Process are evaluated and minimized.

Project Manager, Joint Steering Committee and Project Team
4.9    Each Party shall, [***], appoint an individual as a project leader ("Project Manager") who shall be responsible for leading and co-ordinating the day to day operation of the Services. In addition, [***], each Party shall select two of their senior technical staff (each a "Committee Member"), one of whom (for each Party) may be a Project Manager, to form the steering committee who shall have responsibility for providing leadership and strategic oversight of the Services governed by this Agreement ("Joint Steering Committee" or “JSC”).

4.10    Separate from the Joint Steering Committee, the Parties shall each name and notify the other of representatives (“Representatives”) who shall form the project team and will be responsible for the day to day performance of the Services including planning, executing and discussing issues regarding the Forecast, Timeline, the Services and

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communicating between the Parties (“Project Team”). Any disputes or issues that cannot be readily resolved by the Project Team shall be referred to the Joint Steering Committee for resolution.

4.11    Each Party's Project Manager shall, subject to the oversight of the Joint Steering Committee, (i) manage the relationship between the Parties, (ii) oversee the performance of the Services and the activities of the Project Team, (iii) undertake actions delegated to them by the Joint Steering Committee and (iv) be the principal point of contact for the Services. The Project Managers shallmeet upon reasonable request either in person or by telephone or video-conference and each Party shall bear its own costs for attending such meetings.

4.12    The Joint Steering Committee shall be responsible for (i) making decisions regarding issues outside the scope of the Project Team or Project Managers, (ii) reviewing the decisions of the Project Team and/or Project Managers, (iii) providing a forum for the Parties to exchange information and coordinate their respective activities regarding the Services, (iv) providing a forum to discuss any technical difficulties or changes to Services or Batch Price triggered by a change to the Services or in accordance with Clause 7.4 as well as resolving any disputes or disagreements before escalation to the dispute resolution provided for in Clause 17, and (v) ensure that intent of this Agreement is maintained throughout the Term. The Joint Steering Committee shall meet on a reasonably regular basis during the Term.

4.13    At regular intervals the Representatives shall schedule Project Team meetings for the purpose of overcoming any issues with Forecasts, delivery of Product or the performance of all other aspects of the Services and providing an initial forum for discussing and resolving any difficulties or hurdles encountered in the performance of the Services. Such meetings shall be conducted by telephone conference or, if necessary, by face-to-face meetings at an agreed frequency unless particular difficulties arise which dictate the need for more frequent meetings. Each Party shall be responsible for their own costs in attending and conducting the Project Team meetings.

4.14    Any decision by the Project Team, the Project Managers or Joint Steering Committee which has the effect of amending the Services in any way must, before it becomes binding, be recorded in writing and signed by both Parties in accordance with Clause 18.4 and 18.5.

5.    FORECASTS, ORDERS, MANUFACTURING CAPACITY AND FAILURE TO SUPPLY

Forecasts

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5.1    Commencing on the Effective Date, and thereafter [***], Customer shall, subject to the provisions of this clause, deliver to CMC a [***] forecast of Customer's requirements for CMC to manufacture Product [***] ("Forecast").

5.2    Each Forecast shall set out the number of Batches of Product to be manufactured for Customer [***] covered by the Forecast together with the requested Commencement Date and Delivery Date for each Batch covered by the Forecast. In preparing a Forecast Customer shall attempt to aggregate the number of Batches required throughout the period covered by the Forecast into contiguous Campaigns.

5.3    In respect of each Forecast:

5.3.1    [***] by the Forecast shall be a definitive and binding order on Customer (a "Firm Order");

5.3.2    [***] by the Forecast shall be [***] binding on Customer (a “Semi-Firm Order”);

5.3.3    [***] by the Forecast shall be [***] binding on Customer (the order referred to in this
Clause 5.3.3, also a "Semi-Firm Order");

5.3.4    (i) [***], the Minimum Volumes shall [***], (ii) [***], the Minimum Volumes shall be [***], and (iii) subject to Clause 5.3.5, during [***], without the prior written consent of CMC, the Minimum Volume shall be [***];

CMC shall reserve the Slots for the Minimum Volumes as described in Clause
5.3.4    and manufacture the Batches ordered for such Minimum Volumes. Customer shall be entitled to reserve additional slots that CMC may have available or [***].
5.3.5     Customer shall have [***] option [***]. Customer may exercise this option [***] (“Option”); provided that [***]. Provided that Customer has [***] in accordance with the preceding sentence, Customer shall have the right to exercise the Option [***]. If Customer exercises the Option, [***].

Customer shall also have the option [***]. The [***] to the Minimum Volume.

5.4    The Forecasts are prepared for and intended to provide CMC with clarity as to the Customer's requirements for Product. Forecasts shall be provided by Customer on [***] as provided above and each subsequent Forecast shall reflect the previous relevant Forecasts provided by Customer such that:

5.4.1    the quantity of Product set out in [***] shall, respectively, in the next Forecast, [***] (other than with CMC's prior written consent);

5.4.2    the quantity of Product set out in [***] shall, respectively, in the next Forecast, [***] in the next Forecast and [***]; and (ii) [***] and may [***];

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5.4.3    the quantity of Product set out in [***] shall, respectively, in the next Forecast, [***] and may be [***]; and (ii) [***] and may be [***].

5.4.4    Customer shall provide a new projection for the [***] in accordance with the principles set out in Clause 5.3.

5.5    Should Customer [***] Forecast in accordance with the preceding provisions of this Clause 5, a Forecast [***] under this clause by Customer where:

5.5.1    [***]; and

5.5.2    [***]; and

5.5.3    the [***] of the [***] Forecast shall be the [***] of the [***].

Orders

5.6    Orders for Product shall be provided by Customer and accepted by CMC as follows:

5.6.1    Customer shall provide written or electronic purchase orders (each, a “Purchase Order”) for each Firm Order in conformance with the relevant Forecast [***] Forecast submitted by Customer under Clause 5.1.

5.6.2    Each Purchase Order shall include: (a) a Commencement Date [***] for each Batch subject to such Purchase Order; and (b) a [***] subject to such Purchase Order, unless otherwise agreed by CMC.

5.6.3    CMC shall be deemed to accept each Purchase Order and its Commencement Date and Delivery Date, [***], CMC provides written notice to Customer with an alternative Commencement Date [***] Commencement Date and the corresponding

Delivery Date shall be [***] as the time difference between the [***]. Upon acceptance of each Purchase Order, CMC shall provide the confirmed Commencement Date of each Batch in the Purchase Order.

5.6.4    No terms contained in any Purchase Order, order acknowledgment or similar document shall be construed to amend or modify the terms of this Agreement and in the event of any conflict, this Agreement shall prevail and control, unless the Parties otherwise expressly agree in writing by making reference to both this Agreement and the alternative terms.

5.7    Notwithstanding the limits on ordering under a Forecast, CMC may, in response to Customer's written request, elect to manufacture additional Batches of Product in a [***] beyond the quantity submitted in a Firm Order for that same [***] ("Exceptional Batches"). CMC's obligation to manufacture Exceptional Batches shall only arise

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upon CMC's written acceptance whereby the Exceptional Batches accepted by CMC shall be deemed part of the Firm Order(s) for the relevant [***].

5.8    All quantities of Batches that are the subject of a Firm Order or a Semi-Firm Order (i.e., the binding portion of a Semi-Firm Order) shall (i) be binding (“Binding Batches”) upon Customer and CMC and (ii) may not be delayed or cancelled by Customer or CMC except as provided for in this Agreement. Partial Batches subject of a Firm or a Semi-Firm Order shall be rounded up to the nearest whole Batch.

5.9    Should Customer fail to order the Minimum Volume in any Calendar Year (as determined based on the Commencement Date of each Batch in any Calendar Year), then Customer shall pay to CMC a sum calculated as [***]. CMC shall be entitled to invoice in December of each Calendar Year, and Customer shall pay such invoice [***] in accordance with the provisions of Clause 7. Notwithstanding the foregoing, in the event that, in accordance with Clause 5.6.3, CMC provides an alternative Commencement Date and Delivery Date that [***], the Batches affected by such change shall [***] Commencement Date and Delivery Date [***].

5.10    Should Customer delay or cancel a Binding Batch in any Calendar Year, then Customer [***] (“Cancellation Fee”); provided that if Customer cancels any Batch(es), for the purpose of determining the Cancellation Fee, [***]. CMC shall be entitled to invoice the cancelled or delayed Batch [***], and Customer shall pay such invoice [***] in accordance with the provisions of Clause 7. For the purposes of determining the Minimum Volume, [***].

5.11    Notwithstanding the provisions of Clause 5.10, [***]. In the event the [***], Customer shall not owe CMC the Cancellation Fee for such cancelled Batch. [***] under Clause 5.9.

5.12    Notwithstanding the provisions of Clause 5.10, CMC shall [***] Clause 5.9.

5.13    In the case of cancelled Batches for which Raw Materials have been purchased by CMC and paid by Customer and which cannot be used to manufacture future Batches subject to the Forecast, Customer shall be entitled to elect to either [***].

5.14    CMC shall use the Forecasts to plan for and, as appropriate, reserve Slots in its cGMP manufacturing suite for those Batches to be manufactured under Firm Orders and Semi- Firm Orders according to the then current Timeline.

5.15    Where a Timeline is amended and such amendment affects the scheduled Slot(s) for those Batches which are the subject of a Firm Order, CMC shall update its manufacturing schedule and reserve a new Slot for each affected Batch which, subject to reserved slots under CMC's existing manufacturing schedule for the entire CMC Facility, shall be reserved as near in time to the existing vacated Slots as CMC’s then current schedule will permit.

Supply Uncertainty and Supply Failure

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5.16    Should CMC become aware or conclude that it will be unable to meet the Timeline for manufacture or Delivery of one or more Binding Batch(es) (“Supply Uncertainty”), then CMC shall as soon as reasonably practicable provide notification in writing to Customer of such circumstances, identify the Batches that may be affected bysuch Supply Uncertainty, identify what CMC believes will cause such Supply Uncertainty and explain what efforts CMC is taking to minimize such Supply Uncertainty (a “Supply Uncertainty Notification”). In the event that Customer receives a Supply Uncertainty Notification or a Supply Uncertainty occurs, CMC and Customer [***] in accordance with the current Forecast and any Purchase Orders accepted by CMC for Batches that may be or are affected by such Supply Uncertainty.

5.17    In the event the manufacture of the Product is [***] (“Supply Failure”) or Customer receives a Supply Uncertainty Notification stating that the manufacture of the Product [***], Customer shall be entitled to engage an alternate supplier to manufacture the Batchesand CMC shall support transfer of the Process and test methods to such alternate supplier (including conducting a technology transfer consistent with the transfer of information described in Clause 15);

5.18    If the Supply Failure results primarily from any Fault-Based Failure or other cause within CMC’s reasonable control (including any default or failure with respect to the Facility), the following shall apply until the Supply Failure is resolved:

5.18.1    The Forecast and Customer’s obligations thereunder will be suspended such [***].

5.18.2    CMC will reserve capacity for the [***], CMC and Customer shall agree on allocation of the reserved Minimum Volume capacity across each remaining Calendar Year of the Term.

5.18.3    If Customer engages an alternate supplier, [***], up to the applicable number of Batches included in the Minimum Volume for the relevant Calendar Year.

5.18.4    [***]

5.18.5    [***]

5.18.6 At Customer’s sole option, any [***] that cannot be manufactured due to a Supply Failure shall be credited against other payments owed by Customer to CMC under this Agreement.

5.19    If the cause of a Supply Failure results primarily from Customer’s act or omission:

5.19.1    CMC shall use Commercially Reasonable Efforts to adjust the Timeline to allow for time to resolve the cause for the Supply Failure. Until the Supply

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Failure is resolved Customer shall continue to be obligated to pay for Binding Batches.

5.19.2    The Minimum Volume obligation shall be unaffected during the Supply Failure and [***].

5.20    If the cause of a Supply Failure results primarily from a Force Majeure Situation:

5.20.1    CMC and Customer shall work collaboratively through the JSC to discuss and find ways for CMC to promptly minimize such Supply Failure and ensure supply of Product as soon as practicable in accordance with the current Forecast and any Purchase Orders currently in effect for Batches that are affected by such Supply Failure.

5.20.2    CMC shall use Commercially Reasonable Efforts to adjust the Timeline to allow for time to resolve the cause for the Supply Failure. Until the Supply Failure is resolved [***].

5.20.3    The Forecast and Customer’s obligations thereunder will be suspended such [***] until CMC and Customer agree the Supply Failure has been resolved and manufacturing resumes.

5.20.4    [***]

5.20.5    [***]

5.21    If CMC is able to utilize uncommitted capacity of the CMC Facility to remedy any Supply Failure, but at the time when that capacity arises CMC is under an obligation to endeavour to remedy similar deficiencies for any other customer(s) of the CMC Facility, CMC shall liaise with all customers concerned to try to agree on an appropriate arrangement for using that (or that and other) available capacity for all concerned. In the event that no agreement can be reached, then the capacity shall be allocated taking into consideration each customer’s number of batches subject to firm orders, CMC’s manufacturing schedule and availability of raw materials.

6.    DELIVERY AND EXAMINATION

Delivery and Examination
6.1    CMC shall provide Customer with advance written notice of each anticipated Delivery Date and, in any event, [***].
6.2    Except as set out in Clause 6.3 or in the Specifications, the Product that CMC manufactures pursuant to this Agreement shall be released to Customer [***] Customer that the Product is available for collection. The Deliverables will be deemed to have been delivered in accordance with the following: (a) with respect to Product,

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delivery will be deemed to have occurred [***]; and (b) with respect to all other Deliverables, delivery will be deemed to have occurred [***] (“Deliver”, "Delivery" or "Delivered"). Collection may be arranged at any time during normal business hours on Business Days or such other time as may be agreed by the Parties.

6.3    Upon Delivery of the relevant Batch, and no later than [***] after such Delivery, CMC shall provide the [***] shall be delivered by courier with registered delivery or by other electronic means agreed by Customer.

6.4    [***] examine and/or test the Deliverables for any defect or non-conformity, including in the case of Product non-conformity with the Specifications and cGMP standards which Deliverables are specified to meet (a “Defect” or “Defective). Where any alleged Defect is identified, Customer shall notify CMC by written notice (“Defect Notice”) [***]; provided that with respect to any defect in the Deliverables that was not, and could not reasonably be expected to have been found upon Delivery by exercise of ordinary care in inspection and testing, Customer shall provide written notice [***].

6.5    A Defect Notice must identify (i) the Deliverable and, in the case of Product, the Batch from which the Product was derived, (ii) the date(s) of Delivery, (iii) reasonable detail, including, as applicable, test results, of the Defect, (iv) where applicable full disclosure of the methodology of all analytical tests performed on the Deliverables and the results of those tests, (v) confirmation that, after Delivery to Customer, the Deliverables have been stored and transported in accordance with applicable Shipping Guidelines, and (vi) where the Customer asserts that the Defect is due to CMC, the reasons why the Customer makes that assertion. If a Defect in any Deliverable is not notified to CMC in accordance with the provisions and time limits stipulated in Clause 6.4 the Deliverable shall be deemed accepted and free of Defect and Customer shall have no further remedy against CMC in respect of that Deliverable.

6.6    CMC shall store at the CMC Facility any such Deliverable [***] on behalf of Customer. Storage of a Deliverable at CMC’s premises after Delivery shall be at Customer’s sole risk and liability except that CMC shall be responsible for damage to such Deliverables to the extent any damage is caused during such storage solely by an act of CMC's negligence, wilful misconduct and/or illegal conduct. If Deliverables have not been collected by Customer or Customer's Shipping Company [***], CMC shall notify Customer of the outstanding collection. CMC shall be entitled [***] to continue to store it [***], unless the Parties have previously negotiated for longer term storage or Customer informs CMC in writing to dispose of such Deliverables.

Consequences of Defective Product
6.7    Upon receipt of the Defect Notice CMC shall promptly investigate whether or not the Defect is due to CMC’s negligence or failure to comply with its obligations hereunder and shall report to Customer [***].

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6.8    If a Defect is primarily due to CMC’s fault, and not as a result of Customer action or inaction or any Third Party (other than an agent of CMC performing Services) then CMC shall replace the Defective Deliverables at no charge to Customer. CMC shall use Commercially Reasonable Efforts, having regard to its other obligations and commercial commitments to third parties and subject to availability of Raw Materials in the timing of such replacement, to replace such Defective Deliverables [***].

6.9    If there is a dispute regarding whether or not a Deliverable is Defective ("Disputed Deliverable"), then (a) analysts from both parties will directly communicate to determine the Parties' respective methods of analysis are the same and are being executed in the same manner, and to attempt to determine whether any non-compliance may have been caused during the shipment of the sample from the CMC Facility, and (b) carefully controlled and split samples as agreed should be sent from one site to another for testing in an attempt to reach agreement (which may involve Customer sending a representative and a sample of the Disputed Deliverable to CMC, and the Parties conducting jointly agreed upon tests on the Customer sample of the Disputed Deliverable and a sample of the Disputed Deliverable retained by CMC). The Parties will use good faith efforts [***] to resolve whether the Disputed Deliverable is Defective due to CMC's failure to manufacture in accordance with this Agreement.

6.10    In the event the Parties cannot resolve their dispute in the manner described, a mutually agreed-upon independent laboratory, acting as an expert and not as an arbitrator, shall be asked to test the Disputed Deliverable. The costs of such independent laboratory shall be borne by the Parties equally; provided, however, the Party that is determined to be incorrect in the dispute shall be responsible for all such reasonable costs and shall reimburse the correct Party for its share of such reasonable costs incurred. The decision of such independent laboratory shall be in writing and shall be binding on both CMC and Customer. During the further dispute resolution described above in this section, at Customer’s request, CMC shall use Commercially Reasonable Efforts to supply Customer with replacement Product subject to availability of Raw Materials and capacity in CMC’s Facility, which replacement Product Customer shall purchase on the same terms as Product that is the subject of the independent testing. With respect to all Product that Customer properly rejects, Customer shall destroy all remaining unused Product as soon as possible after CMC’s request and at CMC’s expense. In no event may Customer use any of the rejected Product for any human clinical testing or trials after it becomes aware of the basis for such rejection (and Customer shall indemnify CMC for all liabilities, costs and damages incurred by CMC resulting from Customer’s breach of this limitation on use).

Release For Further Processing
6.11    Subject [***].

Title and Risk

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6.12    Subject to Clause 6.6, title and risk in the Deliverables shall pass to Customer on Delivery.

Packaging, Storage and Transport
6.13    Unless otherwise agreed, all Product and Deliverables shall be packaged by CMC in accordance with its applicable packaging SOPs and Applicable Laws. Customer shall inform CMC in advance of any special packaging and labeling requirements and CMC shall accommodate reasonable customer specific packaging requests.

6.14        Customer shall, prior to the collection of the Deliverables, inform CMC of its Shipping Company. Customer shall coordinate with such Shipping Company for the shipment of the Product and CMC shall not be responsible for any shipping costs of the Shipping Company.

Upon collection, Customer shall be responsible for ensuring that the Deliverables are stored and transported in accordance with the Shipping Guidelines.

6.15    Except as otherwise agreed by the Parties, CMC shall not be responsible for or have an obligation to clear for export or import any Deliverables that CMC (or its subcontractors) generates or manufactures pursuant to this Agreement.

7.    BATCH PRICE, PAYMENT TERMS AND MILESTONE PAYMENTS

Reserve Payment and Batch Price
7.1    Customer shall pay CMC: (a) [***], and (b) [***] under the Amended Agreement effective between the parties on or about the Effective Date (the foregoing payments [***], “Reserve Payments”). CMC shall invoice Customer for such amounts upon the occurrence of the above-referenced events and Customer shall [***].

7.2    Additional payment for Batches will be due as described in Appendix Two. The Batch Price in Appendix Two is stated in U.S. Dollars and is exclusive of all taxes, duties, or other fees of whatever nature imposed by or under the authority of any state, government or public authority (other than taxes on CMC’s income), or any external costs, Raw Materials or shipping and associated costs that CMC incurs to provide the Services, which Customer agrees to pay in addition to the Batch Price.

7.3    The Batch Price stated in Appendix Two may be adjusted on an annual basis, commencing with the first anniversary of the Effective Date and thereafter on each anniversary of the Effective Date in an amount not to exceed [ * * * ] . For the avoidance of doubt, if the [***]. For example, the Batch Price stated in Appendix Two shall [***], the Batch Price shall be [***]. The [***] Batch Price shall be [***]. The Batch Price [***]. CMC shall give written notice to the Customer of the new Batch Price schedule [***]; provided however that CMC [***].

7.4    If there are any material and unforeseen changes in cGMP or manufacturing regulations promulgated pursuant to enabling legislation under a statute that:

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7.4.1    are specific to the Product and not of general requirement for biologics contract manufacturing services; or

7.4.2    which result in the financial returns under this Agreement being substantially affected to CMC's detriment other than by the acts or omissions of CMC, then the Parties shall negotiate in good faith a way to continue the Services while overcoming such financial investment or detriment. For purposes of clarity, CMC [***].

Invoicing & Payment Terms
7.5    All invoices will be in U.S. Dollars and Customer agrees to pay all sums due hereunder in
U.S. Dollars.

7.6    CMC will issue invoices in accordance with the provisions of Appendix Two.

7.7    All invoices shall be paid by wire transfer to the following account:
ACCOUNT DETAILS:

[***]

Unless expressly stated on an invoice to the contrary, all invoices are issued net and if not disputed in good faith in writing before the due date, will be paid in full without any deductions, deferment or set off by Customer [***]. If Customer disputes an invoice, Customer shall notify CMC in writing of the dispute, which notice must include a description of the dispute; provided that if Customer disputes an invoice and intends to withhold payment of such invoice, Customer shall notify CMC in writing of the dispute prior to the due date of such invoice. The Parties shall use commercially reasonable efforts to resolve the dispute as quickly as possible. If the dispute [***], the CEOs of the parties shall meet and resolve the dispute. Customer shall, subject to the other terms and conditions of this Agreement, pay amounts due that are not in dispute.

7.8    Raw Materials costs for all Services will be invoiced to Customer as set forth in Appendix Two. If Customer requests CMC purchase Raw Materials in excess of what is needed to meet the Forecast (“Excess Raw Materials”), Customer shall pay to CMC, [***].

7.9    All shipping [***]

Late Payments
7.10    If the undisputed portion of an invoice is not settled by Customer in full in accordance with this Agreement and after providing the Customer [***], CMC may, at its discretion:

7.10.1    charge Customer, which Customer will pay, [***] and/or;

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7.10.2    [***], suspend the performance of the Services. Where performance is suspended, CMC shall have no liability to Customer for such suspension or delay in the Timeline and the Batch Price for any Batches that are the subject of a Firm Order or a Semi- Firm Order which are delayed as a result of the suspension shall become due and payable by Customer.

Payments due to Customer
7.11    Where any payment, credit or refund is properly due to the Customer under this Agreement, the Customer can elect to:

7.11.1    have that amount refunded to it by CMC [***]; or

7.11.2    have that amount set-off against any further amount payable by the Customer under this Agreement or any future agreement the Parties enter into.

7.12    Where Customer elects to have an amount set-off against any further amount payable by the Customer under this Agreement and, subsequent to that credit, the Customer remains entitled to a payment, credit or refund, CMC shall refund that amount to the Customer [***].

8.    CUSTOMER AUDITS, REGULATORY INSPECTIONS & MATTERS

Audits
8.1    Customer’s audit rights are as set forth in the Commercial Quality Agreement.

Regulatory Inspections
8.2    Regulatory inspections are addressed in the Commercial Quality Agreement. CMC shall use Commercially Reasonable Efforts to make available the CMC Facility, subcontractor facilities, records, data, documents, information and/or personnel as are reasonably necessary or useful pursuant to and during regulatory inspections by government authorities as further set forth in the Commercial Quality Agreement. For the purposes of this Clause
8.2    records, data, documents and information refers to copies in tangible, and electronic and visual mediums.

Regulatory Filings and Standards
8.3    During the preparation for filing with any Regulatory Authority of any documentation for the Product which is or is equivalent to the Regulatory Authority’s Chemistry and Manufacturing Controls portion of an approval application, including any BLA (“Authority Submission”), Customer shall provide CMC with [***]. CMC shall provide Customer with its comments [***]. For clarity, CMC’s [***] applies to [***] shall be provided by CMC to the Customer [***].

8.4    For clarity, the Parties agree that in reviewing the documents referred to in Clause 8.3 above, CMC’s role will be limited to [***]. As such, CMC shall not assume responsibility or liability for the accuracy of the filings with Regulatory Authorities other than for

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information provided by CMC in writing and intended for inclusion in regulatory filings. The sole responsibility of the preparation and filing of all regulatory documents with the Regulatory Authorities with respect to the Product shall be borne by Customer.

8.5    Customer shall provide to CMC all documents relating to the Product and services performed hereunder by CMC that are reasonably requested by CMC and required to comply with any Regulatory Authority’s pre-approval inspection of the CMC Facility, including but not limited to, development reports, Chemistry and Manufacturing Controls documentation and stability data, subject to Customer being able to legally provide such documents to CMC.

8.6    [***], Customer shall provide CMC with a copy of the documents incorporating such data so as to permit CMC to verify the accuracy and regulatory validity of such documents as it related to the CMC-generated data.

8.7    CMC will provide Customer with information and data regarding the manufacture of Product to the extent reasonably requested by Customer or necessary for Customer to prepare and defend any inquiries from the FDA or other Regulatory Authorities to satisfy regulatory requirements with respect to Product. Without limiting the foregoing,

8.7.1    CMC shall provide regulatory support to Customer for a Regulatory Authority’s pre-approval inspection of the CMC Facility and during review of any Authority Submission [***].

8.7.2    Customer will inform CMC of requests for information from Regulatory Authorities during review of an Authority Submission for which CMC support is needed. CMC will use diligent efforts to adhere with the turn-around times requested by Customer to support such regulatory responses.

8.8    If CMC is required by the FDA, EMA, or any other Regulatory Authority to modify the CMC Facility or validate or re-validate the Process that will impact the manufacturing of the Product, CMC shall notify Customer and consult with Customer regarding the required activities. Customer shall [***] and not generally for CMC’s manufacturing activities for other customers, provided, however that CMC shall be responsible for the costs of any such validation or re-validation arising primarily from (a) CMC’s breach of this Agreement or CMC’s negligence or wilful misconduct or (b) a modification to the CMC Facility that is generally required for CMC’s manufacturing activities.

Person in Plant

8.8    CMC shall permit [***] with reasonable advance notice [***] to observe manufacturing or packaging pursuant to this Agreement on-site at the CMC Facility during the Term.

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Customer’s representatives shall have access to CMC’s production and quality control and storage areas related to the Product (including when in operation) and to Product related documentation. Customer agrees that Customer’s representatives shall comply with CMC’s reasonable rules, regulations and safety procedures (that are provided to Customer) and cGMP while on CMC’s premises. In addition, CMC shall provide reasonable accommodations for Customer’s representatives, including a desk and access to the internet, phones, copiers, fax machines and other miscellaneous office equipment as requested.

Validation
8.9    The Parties recognize [***].
8.10    Upon successful completion of [***] as specified in the Work Statement.

8.11    CMC is responsible to ensure that all equipment, facilities, utilities and computer systems used for the production of the GMP steps of the Product are qualified or validated in accordance with all applicable GMP regulations and guidance documents and are maintained in a validated state

9.    WARRANTIES

Customer Warranties
9.1    Customer warrants and represents to CMC that:

9.1.1    to its knowledge, it has the right to supply and deliver to CMC the Customer Materials (including the Cell Line provided by or on behalf of Customer where applicable) and the Customer Intellectual Property Rights for use in the performance of the Services and the manufacture of Product pursuant to this Agreement;

9.1.2    to its knowledge, the Materials and Safety Data Sheet for the BDS is accurate and the Cell Line provided by or on behalf of Customer and any Customer Materials are free from all contaminants including, without limitation, virus, bacteria or other vectors and if handled and used in accordance with the recommendations and guidelines in the Materials and Safety Data Sheet supplied by Customer will not cause a health hazard or biohazard; and

9.1.3    to its knowledge the use of any of the Cell Line, Customer Materials, Customer Intellectual Property Rights, and the Process and the manufacture of the Product in accordance with this Agreement does not infringe any valid Intellectual Property rights of third parties, except that no warranty is given with respect to any CMC Intellectual Property Rights;

9.1.4    the license of Customer Intellectual Property Rights to CMC for the Services is lawfully granted; and

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9.1.5    to its knowledge the Cell Line provided by or on behalf of the Customer and Customer Materials are viable, adequate and suitable for the effective performance of the Services and manufacture of the Product according to the Specification and the information regarding the Cell Line and the Process provided to CMC by or on behalf of the Customer is complete and accurate.

CMC Warranties
9.2    CMC warrants and represents to Customer that:

9.2.1    it has the necessary permits, facilities, Third Party contractors and skilled personnel necessary of a biologics contract manufacturer for the regular provision of manufacturing and development services of biologic material and required for performance of the Services in accordance with this Agreement;

9.2.2    all Deliverables shall be Delivered free of encumbrances or liens but for the avoidance of doubt no warranty is given in this Clause 9.2.2 in respect (i) non- infringement of Third Party Intellectual Property Rights, or (ii) freedom to use;

9.2.3    to its knowledge, the CMC Intellectual Property Rights used in the Services and the performance of the Services do not infringe Third Party Intellectual Property rights, except that no warranty is given with respect to the Cell Line, Process, Customer Materials and Customer Intellectual Property Rights;

9.2.4    where the Services are to be performed according to cGMP, CMC shall apply the appropriate cGMP standards to the performance of such Services; and

9.2.5    Services and Manufacture of Product will be performed in accordance with applicable industry standards and all Applicable Laws;

9.2.6    the Product at the time of Delivery shall comply with the Specifications, cGMP and any other criteria specified in the Certificate of Analysis for such Product;

9.2.7    none of CMC or its Affiliates, or any officer of CMC or its Affiliates or any employee, consultant or other contractor engaged by CMC to perform activities under this Agreement, (a) have been debarred, or are subject to a pending debarment, or will use in any capacity in connection with this Agreement any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (c) has been listed by any federal and/or state agencies as excluded, debarred, suspended or otherwise been made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f), (c) has been convicted of a criminal offense related to the provision of healthcare items or services, or (d) is subject to any such pending action or is the subject of a conviction or pending action described in such sections. CMC shall notify Customer in writing immediately if CMC, its

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Affiliates or any of their respective officers or any person or entity used by CMC or its Affiliates to perform activities under this Agreement is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of CMC’s knowledge, is threatened.

Mutual Warranties
9.3    Each Party warrants and represents to the other that:

9.3.1    it has the right and corporate authority to enter into this Agreement and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

9.3.2    it shall obtain and during the Term maintain in force all appropriate permits and regulatory licenses required in connection with such Party’s handling, transport and storage of the Cell Line and Product;

9.3.3    neither Party shall perform any actions that are prohibited by local and other anti- corruption laws (including the U.S. Foreign Corrupt Practices Act, collectively “Anti- Corruption Laws”) that may be applicable to one or both Parties. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

Exclusion of other express and implied warranties
9.4    Except as provided in this Agreement, to the maximum extent permitted by the applicable law of this Agreement, except for those express warranties set out above, the Parties neither make nor give any other express or implied (whether by statute, custom or otherwise) warranties in relation to each of their respective obligations, duties or activities owed or performed under this Agreement and hereby exclude any other such express or implied warranty in respect of that subject matter.

10.    CONFIDENTIAL INFORMATION

10.1    In consideration of one Party (the “Disclosing Party”) making available its Confidential Information to the other (the “Recipient Party”), the Recipient Party hereby undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

10.1.1    treat and safeguard as private and confidential all the Confidential Information of the Disclosing Party;

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10.1.2    use the Confidential Information of the Disclosing Party only during the Term for those purposes reasonably necessary to perform its obligations or exercise its rights under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information of the Disclosing Party to obtain any commercial advantage over the Disclosing Party;

10.1.3    ensure the proper and secure storage of all Confidential Information of the Disclosing Party applying standards of care reasonably expected and no less stringent than standards applied to protection of Recipient Party's own confidential information; and

10.1.4    not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly, any of the Confidential Information of the Disclosing Party to any person whatsoever except its Permitted Recipients, and then only on a limited need to know basis, who shall be informed by it of the confidential nature of such Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them;

10.2    The obligations in this Agreement regarding Confidential Information do not apply to information:

10.2.1    which, at the time of its disclosure by the Disclosing Party, was wholly available to the public;

10.2.2    which becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement, including any breaches of confidence by the Recipient Party or its Permitted Recipients;

10.2.3    which is, at the time of such disclosure and as evidenced by the Recipient Party's written records, lawfully already within its possession; or

10.2.4    was independently discovered or developed by the Recipient Party without the use of or reference to the Disclosing Party’s Confidential Information as evidenced by written records.

10.3    In addition, notwithstanding Clause 10.1, the Recipient Party may disclose Confidential Information to the extent the disclosure is required by Applicable Law or a valid order of a court or other governmental body having jurisdiction; provided, however, that the Recipient Party gives reasonable prior written notice to the

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Disclosing Party of such required disclosure and makes a reasonable effort to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued. Notwithstanding anything to the contrary herein, Customer may use and disclose Confidential Information of CMC (a) in preparing and submitting BLAs to Regulatory Authorities or marketing Products subject to Section 8.3, or
(b)    in communications with existing or prospective investors, acquirers, merger partners, consultants, advisors, licensees or collaborators under obligations of confidentiality and non-use consistent with this Clause 10.

10.4    Other than the limited and restricted rights of use set out in this Clause 10 nothing in this Agreement intends to or has the effect of granting any right, title, license or interest in or to the Recipient Party or Permitted Recipients in respect of the Disclosing Party's Confidential Information.

10.5    If the Recipient Party or any of its Permitted Recipients is/are compelled to disclose any Confidential Information in the circumstances described in Clause 10.3 of this Agreement or a breach or threatened breach of this Clause 10 occurs or becomes apparent, the Recipient Party shall inform the Disclosing Party in writing of such obligation or fact as soon as possible after it is informed, or becomes aware, of it and if possible, before any Confidential Information is disclosed, so that (if the Disclosing Party in its absolute discretion shall see fit) a protective order or other appropriate remedy may be sought. The Recipient

Party agrees to assist and co-operate (and shall procure that each of its Permitted Recipients shall, as appropriate, assist and co-operate) in any action which the Disclosing Party may decide to take.

10.6    Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirers, merger partners, licensees, sublicensees, investors and professional advisors on a need to know basis and to its board of directors in connection with the corporate governance of such Party. Except as otherwise provided for in this Agreement (including this Clause 10.6) or otherwise required by law or administrative authorities, neither Customer nor CMC shall disclose any terms or conditions of the Agreement to any Third Party without the prior written consent of the other Party.

10.7    At the request of the Disclosing Party, the Recipient Party shall promptly destroy (on request) or return to the Disclosing Party any and all Confidential Information (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving license rights between the Parties. Notwithstanding the foregoing, the Parties may retain copies of any document containing the Disclosing

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Party's Confidential Information solely for the purpose of determining the scope of the obligations under this Agreement or to comply with regulatory obligations. Further, the Recipient Party shall not be required to return or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by their automatic or routine archiving and back-up procedures.

10.8    The Parties acknowledge that they have received Confidential Information under other agreements between each other. The Parties hereby agree that Confidential Information received under those earlier agreements may be used for the purposes of performing the Services under this Agreement or exercising rights under this Agreement.

10.9    The provisions of this Clause 10 shall survive expiration or termination of the Agreement for a period of 10 years.

10.10    For the avoidance of doubt, the provisions of this Clause 10 do not restrict the Customer’s right to disclose or otherwise deal with the Deliverables after such Deliverables have been Delivered to the Customer.

11.    INTELLECTUAL PROPERTY

Pre-Existing Intellectual Property
11.1    Any Intellectual Property owned by a Party or licensed by a Third Party to a Party as of the Effective Date or before the commencement of the Services (“Pre-Existing IPR”) shall remain the sole and absolute property of the Party that owned or was licensed to use such Pre-Existing IPR. Nothing in this Agreement shall act as any assignment or transfer of the Pre-Existing IPR. The Pre-Existing IPR shall not be licensed to the other Party under this Agreement unless an express license is granted hereunder.

Customer's grant of Intellectual Property License for the Services
11.2    The Customer hereby grants to CMC for the Term a non-exclusive, royalty-free, non- sublicensable (except to CMC’s Affiliates performing Services in accordance with this Agreement), limited license in respect of Customer Intellectual Property Rights and Customer Agreement IPR solely to the extent the same is required and necessary for the proper performance of the Services. This license:

11.2.1    does not prevent the Customer from granting a license to or making any use of its Pre-Existing IPR; and

11.2.2    terminates automatically upon the expiry or termination of this Agreement, whichever is the earlier.

Intellectual Property created in the course of the Services
11.3    Without affecting Clauses 11.1 and 11.2, all data, results, information, processes, materials, trade secrets, know-how and corresponding Intellectual Property newly generated by CMC exclusively in its performance of the Services and which [***] shall

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be owned by Customer (“Customer Agreement IPR”). CMC shall cooperate with Customer and execute any appropriate documents to fully effect the foregoing.

11.4    All Intellectual Property other than Customer Agreement IPR generated by CMC under the Services shall be owned by CMC (“CMC IPR”).

License to CMC IPR
11.5    CMC hereby grants to Customer a general, royalty free, sub-licensable, worldwide license to use CMC Intellectual Property Rights or CMC IPR to the extent that the same is necessary or useful for the exploitation (including to make, have made, use, sell, offer for sale, distribute or import) of the Product or use of the Cell Line or Process to manufacture Product. Except to Permitted Recipients or as otherwise provided in this Agreement, nothing in the foregoing shall permit Customer to make any disclosure of Confidential Information or CMC's Know-How to a Third Party without the express prior written consent of CMC. This license does not prevent CMC granting a license to or making any use of CMC Intellectual Property Rights or CMC Agreement IPR.

Right to file for protection
11.6    Each Party may file patent protection on any Intellectual Property it owns in accordance with this Clause 11 above and the other Party shall promptly upon request co-operate at the requesting Party’s reasonable expense, with any requests to assist or enable the Party’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

Party’s Names & Press Release
11.7    Except as otherwise provided for in this Agreement or required by Applicable Law, neither Party shall use the name of the other Party or of the other Party’s Affiliates, directors, officers or employees in any advertising, news release, publication or other without the prior consent of the other Party, which shall not be unreasonably withheld or delayed.

12.    INDEMNITIES AND LIABILITY

CMC’s Indemnity
12.1    Customer shall indemnify, defend and hold harmless CMC and each of its directors, officers, employees and Testing Laboratories (the “CMC Parties”) against any and all losses, demands, liabilities, damages, costs and expenses (including but not limited to, court costs and reasonable documented attorney’s fees and expenses together with any applicable taxes thereon) ("Losses") arising out of any Third Party claim, action of proceeding (“Claims”) that the CMC Parties may or have suffered or incurred directly as a result of the following:

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12.1.1    any infringement or alleged infringement (including direct, contributory, inducement and wilful infringement) or breach of any Third Party Intellectual Property rights by CMC’s use of the Cell Line, Process, Customer Intellectual Property Rights, Customer Materials in the performance of the Services or manufacture of Product hereunder;

12.1.2    any claims resulting from the use, handling, distribution, marketing, safety or sale of the Product or BDS, including any derivative, conjugated form or formulation of the same, by or on behalf of Customer;

12.1.3    any use, handling, distribution, marketing, safety or sale by or on behalf of Customer of Product which was the subject of a [***] in accordance with Clause 6.13; or

12.1.4    any acts or omissions of an auditor of Customer while on CMC’s premises.

In addition, Customer agrees to indemnify and hold harmless CMC from and against any Losses arising out of contamination or damage to the CMC Facility to the extent caused by the Customer Materials except to the extent such Losses are caused by the Customer Materials not being handled in accordance with the Materials and Safety Data Sheet. The foregoing indemnities shall not apply to the extent the Losses or Claims arose from CMC's or any of its representatives or contractors (including Testing Laboratories) negligence, gross negligence, breach of this Agreement, or wilful misconduct (other than wilful infringement covered by Section 12.1.1) or are covered by an indemnity under Clause 12.2.

Customer’s Indemnity
12.2    CMC shall promptly indemnify, defend and hold harmless Customer and each of its directors and officers, employees, agents, contractors or representatives (“Customer Parties”) against any and all Losses arising out of any Claim that the Customer Parties may or have suffered or incurred directly as a result of the following:

12.2.1    the negligence or wilful misconduct (other than wilful infringement covered by Section 12.1.1) of CMC or any CMC representative or CMC Parties or a breach of this Agreement by CMC;

12.2.2    a material inaccuracy in a Certificate of Analysis such that certified Product at the time of Delivery does not meet Specification when certified to meet Specification or CMC’s failure to manufacture Product or BDS according to cGMP, the Process or the Specifications; or

12.2.3    the infringement or alleged infringement or breach of any Third Party rights, including Intellectual Property rights, by CMC to the extent such infringement is due to CMC’s use of the CMC Intellectual Property Rights in the performance of the Services, but excluding claims where such use is caused

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by the combination of the CMC Intellectual Property Rights with the Cell Line, Customer Materials, Process or Customer Intellectual Property Rights.

The foregoing indemnities shall not apply to the extent the Losses or Claims arose from the Customer or any of the Customer Parties' negligence, gross negligence, breach of this Agreement or wilful default or are covered by an indemnity under Clause 12.1.

Indemnification Procedure
12.3    The Party (the "Indemnitee”) that intends to claim indemnification under this Clause 12 shall:

12.3.1    promptly, [***], notify the other Party (the "Indemnitor”) in writing in general terms of any Claim, threat or action which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee's intention to rely on such indemnity, provided that, failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such Claims;

12.3.2    not prejudice any defence to any Claim or attempt to settle or compromise such claim;

12.3.3    shall comply with the procedure in Clause 12.3.1 except that nothing shall prevent it from complying with the procedural requirement of any proceedings which have been commenced;

12.3.4    subject to its other rights and obligations and compliance with the procedures set out in this Clause 12 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

12.3.5    cooperate as reasonably requested by the Indemnitor, at the Indemnitor's expense, in the conduct of such Claim (and any counterclaim); and

12.3.6    have the right (at the Indemnitor's expense) to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the Claim or proceedings.

12.4    Notwithstanding any other provision in this Clause 12, the Indemnitor shall not settle or consent to an adverse judgement in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations (financial or otherwise) on such Indemnitee, without the prior express written consent of such Indemnitee (such consent to be at the Indemnitee's sole discretion).

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12.5    In the event of a claim under Clause 12.1.1 or 12.2.3, the Parties shall promptly and in good faith discuss ways, whether by modifications to the Services or Product, licensing or otherwise, to settle or overcome the Claim. In the event that legal proceedings are commenced by a Third Party, the Parties shall [***]. If the Parties are unable to agree to a solution to avoid the infringement [***], the Parties shall discuss and consider whether to suspend the infringing Services before [***].

12.6    In the event that Customer challenges its obligation to indemnify the CMC Parties for a Claim arising under Clause 12.1.1, Customer agrees to promptly pay CMC for all costs and expenses of the action or proceeding, including reasonable attorneys’ fees and court costs and collection expenses.

Insurance

12.7    Customer shall procure from a reputable insurance carrier commercial general liability insurance including coverage for product liability [***]. Customer will maintain such insurance during the Term of this Agreement [***]. Upon reasonable request, Customer will deliver a certificate of insurance evidencing such coverage and an endorsement of additional insured in favour of CMC.

12.8    CMC shall maintain, at its expense comprehensive general liability insurance and workers compensation insurance, including product liability insurance, [***]. All insurance required under this Agreement shall be maintained during the Term, and CMC shall from time to time provide copies of certificates of such insurance to Customer upon reasonable request. Notwithstanding the preceding sentence, CMC shall be obligated to maintain product liability insurance obtained by it pursuant to this Clause 12.8 during the Term and after expiration or termination of this Agreement [***].

12.9    Each Party will provide the other Party evidence of such coverage upon request. Each Party will provide the other Party [***] to non-renewal, termination or modification of their respective insurance coverage as described above.

Limitation of Liability
12.10    The Parties represent and acknowledge that they have negotiated the terms of this
Agreement and have reached agreement on the terms based on their own assessment of their own risks, liabilities and rewards in connection with this Agreement and the Product in addition to having had the benefit of professional legal advice and accordingly the Parties agree that without prejudice to the terms of Clauses 16, 12.10 and 12.12 CMC’s aggregate liability to Customer for any loss or damage suffered by the Customer as a result of breach of this Agreement or of any other liability (including but not limited to negligence, misrepresentation or claim under the indemnities) in respect to any claim arising under this Agreement or in connection with the Services shall be limited, in the aggregate, to the [***].

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12.11    Without prejudice to Clause 12.12 neither CMC nor Customer shall be liable for any loss or damage howsoever caused (even if foreseeable or in the contemplation of CMC or Customer) in respect of:

12.11.1 [***]; and

12.11.2 [***].

12.12    Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability [***].

13.    PRODUCT RECALL

13.1    Subject to Clause 13.3.1, the costs and obligations with respect to any Recall of Product and handling enquiries and contacts from any Regulatory Authority relating to any Recall of Product shall be the responsibility of Customer. Customer shall notify all Regulatory Authorities having jurisdiction over Product (whether or not the issue arose in the jurisdiction controlled by the Regulatory Authority) of any Recall, and shall be responsible for coordinating all necessary activities regarding the action taken. CMC shall, [***], provide all reasonable assistance to Customer in connection with any

Recall. The Parties agree to keep each other advised of any Recall, the progress of undertaking any Recall, and to exchange copies of such documentation as may be reasonably required, to assure regulatory compliance with a Recall.

13.2    If either Party has reason to believe that any Product (whether the Product itself or particular Batch(es)) should be Recalled, such Party shall promptly inform the other in writing, to also include the reasons and explanations for the Recall, prior to taking any such action. In addition, Customer shall give CMC prompt written notice of any Recalls that Customer believes were caused by or may have been caused by CMC’s failure to comply with its obligations under this Agreement.

13.3    If any Product is Recalled for safety reasons or due to a mandatory notification from a Regulatory Authority dictating the Recall and, in either case, such reasons are as a result of CMC’s failure to manufacture Product in accordance with the terms of this Agreement or otherwise as a result of CMC’s negligence or wilful misconduct (“CMC Failure”), then CMC shall, subject to Clause 12, reimburse Customer for all reasonable expenses incurred by Customer in undertaking the Recall of those specific Products which are the subject of a CMC Failure. Such payment shall be made [***]. If CMC disputes that the Recall is:

13.3.1    due to safety reasons or mandatory notification from a Regulatory Authority dictating the Recall then the Parties shall mutually select a regulatory expert to evaluate whether the Recall was appropriate to address the safety reason or comply with the Regulatory Authority’s notice (as applicable); and/or

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13.3.2    due to CMC’s CMC Failure, then the Parties shall mutually select an independent laboratory to evaluate whether the Product is defective due to CMC’s CMC Failure; and

the evaluation(s) by the regulatory expert and/or independent laboratory shall be binding on the Parties (other than where such decision is a manifest error). If such evaluation substantially supports CMC’s basis(es) for the dispute, then CMC shall not be responsible for any costs of the Recall. Subject to Clauses 9 and 12, any payment by CMC under this Clause 13.3 shall be Customer’s sole remedy for the costs of the Recall.

14.    TERM AND TERMINATION

14.1    This Agreement shall commence on and have effect as of the Effective Date and will, subject to earlier termination in accordance with this Clause 14 or otherwise, continue for an initial term of four (4) years (the “Initial Term”) commencing on the Effective Date. The term of this Agreement may be extended by Customer beyond the then current term for further periods of up to two (2) years duration (“Additional Term”) provided that (i) Customer is not in material breach of this Agreement and (ii) Customer provides CMC with written notice to extend the current Term [***].

14.2    Upon Customer reaching a decision not to extend the Initial Term or extend the Term with an Additional Term (i) [***]; and (ii) Customer shall not be entitled to seek extension of the Term under the provisions of Clause 14.1.

Events of Termination
14.3    Either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to the other Party (“Defaulting Party”) if:

14.3.1    the Defaulting Party fails to pay any undisputed sum payable under this Agreement [***]

14.3.2    the Defaulting Party commits a material breach of its obligations under this Agreement and if the breach is capable of remedy, [***];

14.3.3    the Defaulting Party is (i) generally unable to pay its debts as they become due; or
(ii) has an administrator appointed or administration order made against it or an order for winding-up or dissolution made (otherwise than in the course of a bona fide reorganisation previously approved in writing by the Non-Defaulting Party) [***];

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14.3.4    any material permit or regulatory license is permanently revoked preventing the performance of the Services by the Defaulting Party.

14.4    Customer may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to CMC:

[***].

Effect of Termination
14.5    Upon termination of this Agreement, Customer shall pay to CMC:

14.5.1    Unless such termination was by CMC according to Customer being the Defaulting Party under Clause 14.3:

14.5.1.1    payments due by Customer to CMC in respect of Services performed in accordance with the terms and conditions of this Agreement up to and including the day of such termination, in full for all completed Services and for partially completed Services a sum calculated on a pro-rata basis having regard to the Price for the cancelled Services (fairly determined by the Project Team having regard to man hours, materials, profit element and irreversible commitments incurred by CMC);

14.5.2    If such termination was by CMC according to Customer being the Defaulting Party under Clause 14.3:
14.5.2.1     in respect of Firm Orders and Semi-Firm Orders in existence at the date of termination, a payment calculated as [***];

14.5.2.2    In the event that Customer failed to order the Minimum Volume in the Calendar Year of such termination, then Customer shall pay to CMC [***].

14.5.3    Subject to Section 14.6, CMC shall invoice Customer for all payments due at the time of termination pursuant to Clauses 7.5 and 14 and/or Appendix Two [***] of termination and Customer shall pay all undisputed amounts [***];

14.6    In the event of the expiration or termination of this Agreement for any reason, all amounts for which Customer is entitled to a credit pursuant to this Agreement shall be credited to any amounts due to CMC under Clause 14.5. In the event of the termination of this Agreement by Customer under Clause 14.4.1 or 14.4.2, to the extent paid to CMC, [***] to any undisputed payments due to CMC under Clause 14.5 with [***] and any other amounts for which Customer has paid for Services that were not rendered, returned to Customer [***].

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14.7    [***] under Clause 14.3 primarily due to CMC being the Defaulting Party or if this Agreement expires, CMC shall [***]. In the event of termination of this Agreement by CMC under Clause
14.3 due to Customer being the Defaulting Party, [***] CMC under Clause 14.5 with the remainder [***].

14.8    In the event of a termination of this Agreement under Clause 14.4.3, Customer [***].

Upon termination of this Agreement for any reason, provided the Customer has paid all undisputed sums outstanding and which are properly due under this Agreement, CMC [***], provide the Customer with all Deliverables then manufactured or generated and all transferable work in progress and all Product then manufactured. CMC shall not be obliged to transfer any materials pursuant to this Clause where the Customer has not paid CMC all undisputed invoiced sums due [***].

Survival
14.9    Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of either CMC or Customer arising under or out of this Agreement before the effective date of termination. The provisions of this Agreement which are expressed to survive this Agreement including Clauses 1, 2.4, 3.4, 10, 11, 12, 13, 14.5 through 14.8, this Section 14.9, 15, 17 and 18.4 through 18.13 shall survive termination or expiry of this Agreement to the degree necessary to permit their complete fulfilment or discharge.

15.    TECHNOLOGY TRANSFER

15.1    Upon (i) termination or during the notice period regarding termination of this Agreement or the Services other than where termination is for material breach by Customer or (ii) on expiry of this Agreement; Customer may by written notice to CMC seek assistance from CMC with respect to the transfer to another manufacturer of the then-current Process and test methods solely for the purpose of manufacturing and testing the Product ("Technology Transfer"). Following CMC’s receipt of such notice, the Parties will establish, in good faith, a schedule and plan for effecting such transfer and CMC will thereafter co-operate with Customer in implementing such plan as agreed by the Parties. As part of the Technology Transfer, CMC will make available for collection, subject to any Regulatory Obligations, all Customer Materials, Cell Line and one copy of all documentation (to the extent not previously delivered to Customer) generated pursuant to the Services up to the date of termination or expiry including batch records, development and validation reports and production process documentation, test method SOPs and method development and validation reports.

15.2    The obligations on CMC in respect of the Technology Transfer shall only be exercisable by Customer [***]. Customer shall pay, CMC's costs providing the Technology Transfer [***]. The Customer will not, and CMC will not be obliged to,

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transfer any CMC Know-How pursuant to this Technology Transfer until the contract manufacturer to whom the process is transferred enters into a limited royalty-free license and confidentiality agreement reasonably acceptable to and with CMC in order to protect CMC's Know-How and Confidential Information.

16.    FORCE MAJEURE

16.1    Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the other Party (“Impeded Party”) including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labour disturbances, other substantial similar acts of nature, omissions or delays in acting by any administrative authority, government agency or other Party (a “Force Majeure Situation”).

(b) The Impeded Party shall notify the other Party in writing of any Force Majeure Situation which prevents the Impeded Party from complying with an obligation under this Agreement. If a Force Majeure Situation [***], and is adversely affecting the performance of this Agreement, the Party which is not the Impeded Party will have the right, on written notice to the other Party, to immediately terminate this Agreement. In the case of such termination, Customer will not have a right to reimbursement for any sums paid under this Agreement for which Services have been rendered or any claim for damages solely as a result of the termination of this Agreement or non-performance of the Services due to such Force Majeure Situation. Notwithstanding any other provision under this Clause 16.2, in the event this Agreement is terminated under this Clause 16.2, (a) CMC shall refund Customer for any and all amounts for which Customer has paid Services that were not rendered, [***] if the Customer’s termination due to Force Majeure occurs [***] after notice of the Force Majeure Situation; and (b) Customer shall pay to CMC any sums due under this Agreement in respect of Services performed up to and including the date of termination in accordance with Clause 14.5.1.1.

This Clause 16.2 shall not apply to excuse either Party’s payment obligations under this Agreement which have accrued prior to termination.

17.    APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION

Applicable Law
17.1    This Agreement shall be interpreted and governed, and all rights and obligations of the Parties shall be determined, in accordance with the laws of [***] (regardless of choice of law provisions). The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

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17.2    Before resorting to litigation, unless emergency relief is required by either Party when either Party shall be free to resort to litigation, the Parties shall use their reasonable efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement (or its construction, validity or termination) (a "Dispute"). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the Parties, either Party may give to the other a notice in writing (a "Dispute Notice"). [***] shall each refer the Dispute to their respective Chief Executive Officers who shall meet in order to attempt to resolve the dispute. If [***] (i) the Dispute is not settled by agreement in writing between the Parties or (ii) the Parties have failed to discuss the Dispute or use good faith negotiations, the Dispute may be submitted to and finally be settled [***]. Nothing in this MSA shall prohibit (nor force) the Parties to submit to any other dispute resolution forums as they may between themselves subsequently agree to or discuss.

18.    MISCELLANEOUS

Fundamental Change
18.1    The occurrence of a Fundamental Change shall not relieve CMC of its responsibility for performance of its obligations under this Agreement. CMC must promptly:

18.1.1    notify Customer as soon as CMC is aware that a Fundamental Change has occurred or is reasonably likely to occur;

18.1.2    upon request, provide to Customer such further information and written assurances, from CMC and its successors that there will be no adverse consequences to the supply of Product to Customer or the performance of CMC obligations under this Agreement resulting from the occurrence of the Fundamental Change. Without prejudice to the generality of this Clause 18.1.2, Customer may seek written assurances from CMC and its successors relating to CMC’s ongoing corporate and management culture, capacity, capability and financial viability.

18.2    Neither CMC not its successor shall be entitled to terminate this Agreement as a result of a Fundamental Change.

18.3    For the avoidance of doubt, a breach of Clause 18.1, shall be deemed to be a material breach of this Agreement.

Binding Agreement
18.4    Each party agrees that this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors; and other than as provided for elsewhere in this Agreement in respect of the Timeline, any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall only be valid if it is in writing and signed by or on

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behalf of each Party to this Agreement. No modification or variation of this Agreement shall be valid if made by e-mail.

Amendment
18.5    Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

Assignment
18.6    This Agreement may not be assigned by either Party without the prior written consent of the other Party except that a Party may otherwise assign its respective rights and transfer its respective duties to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of its merger or consolidation or similar transaction.

18.7    An assignment by either Party will not release that Party of any obligation to the other Party under the terms of this Agreement.

Entire Agreement
18.8    This Agreement, and the documents referred to in it, constitutes the entire Agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement. If any term of this Agreement conflicts with any term of the Commercial Quality Agreement, the conflicting term of this Agreement shall prevail.

Waiver and amendment
18.9    In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

Severability

18.10    If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this clause to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been

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achieved by the invalid or unenforceable provision. The obligations of the Parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

Notices
18.11    Any notice or other communication given or made under this Agreement shall be in writing and in English and signed by or on behalf of the Party giving it and shall be served by (a) hand, (b) delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, or (c) facsimile or e-mail transmission provided the recipient provides a confirmation of receipt of such facsimile or e-mail transmission, to the address and for the attention of the relevant Party set out in this Clause 18.11 (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:

18.11.1    if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;

18.11.2    if sent by post (other than by prepaid recorded or special delivery post), [***]; or

18.11.3    if sent by airmail (other than by prepaid international recorded airmail), [***];

Provided that if deemed receipt [***] the notice shall be deemed to have been received [***], and if deemed receipt [***], the notice shall be deemed to have been received [***].
The addresses of the Parties for the purposes of this Clause 18.11 are: CMC ICOS Biologics, Inc.
22021 20th AVENUE SE, BOTHELL, WA, USA 98021

For the attention of: Legal Department

MacroGenics, Inc.
9704 Medical Center Drive Rockville, MD 20850
For the attention of:

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With a copy to MacroGenics, Inc.

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9704 Medical Center Drive Rockville, MD 20850
For the attention of: General Counsel

or such other address as may be notified in writing from time to time by the relevant Party to the other Party. Any such change to the place of service shall take effect [***].

Counterparts
18.12        This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one counterpart.

No partnership or agency
18.13    Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either Party to act as agent for the other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power). Each Party is entering into this Agreement as principal not agent, and may not enforce any of its rights under or in connection with this Agreement for the benefit of any other person.

THIS AGREEMENT has been executed by or on behalf of the Parties as of the Effective Date.

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Signed on behalf of CMC ICOS BIOLOGICS, INC. By : /s/ Gustavo Mahler Name : Gustavo Mahler, Ph.D. Position : CEO & President	) ) ) ) ) ) ) ) )
Signed on behalf of MACROGENICS, INC. by: /s/ Scott Koenig Name : Scott Koenig, MD, Ph.D. Position : President & CEO	) ) ) ) ) ) ) ) ) ) ) )

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                                        CONFIDENTIAL

APPENDIX ONE

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                                        CONFIDENTIAL

APPENDIX TWO

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                                        CONFIDENTIAL

APPENDIX THREE

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